CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Medical Alarm Concepts Holdings, Inc.

We consent to the inclusion in this Post Effective Amendment to Form S-1 (the “Registration Statement”), of our report dated October 12, 2009, relating to the consolidated balance sheet of Medical Alarm Concepts Holdings, Inc. as of June 30, 2009 and 2008, and the related consolidated statement of operations, stockholders’ equity (deficit), and cash flows for the fiscal years ended June 30, 2009  for the period from June 4, 2008 (inception) through June 30, 2008 and for the period from June 4, 2008 (inception) through June 30, 2009, appearing in the Prospectus, which is a part of such Registration Statement.  We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

/s/ Li & Company, PC Li & Company, PC

Skillman, New Jersey
November 3, 2009